Exhibit 99.1




           SECURED DIGITAL APPLICATIONS, INC. PREANNOUNCES REVENUE AND
                           EARNINGS ESTIMATES FOR 2004


NEW YORK - (BUSINESS WIRE) January 26, 2005 - Secured Digital Applications, Inc. (OTCBB: SDGL) www.digitalapps.net today forecast $21 million in revenue for the year ended December 31, 2004, based on preliminary unaudited results, a 30 percent increase over its revenue for 2003. The Company also estimated an increase in its gross profit of 22 percent and said it expected to report positive net income to shareholders.

The Company reported that revenue for 2004 is forecast to be approximately $21 million, compared to its audited revenue $15.9 million for 2003. The Company had reported gross revenue of $15.1 million for the nine months ended September 30, 2004. The quarter ended December 31, 2004 would be the third consecutive quarter that the company is expected to achieve revenue in excess of $5 million.

Higher revenues in 2004 are mainly attributable to higher income from its core business of multimedia content production and revenue received for project consulting services, the Company said.

The Company also estimated its gross profit will be approximately $2.2 million for the year ended December 31, 2004, about 22% more than the audited gross profit of $1.8 million for the year ended December 31, 2003. SDGL reported cumulative gross profit of $1.6 million for the nine months ended September 30, 2004.

Due to increased administrative expenses and additional professional and consulting services related to the expansion of the Company's lines of business, SDGL forecast that it will report a decline in net income over 2003. Net income for 2004 was forecast at approximately $666,000, compared to audited net income of $815,000 for the year ended December 31, 2003. The Company estimated that it will pay dividend on preferred stock of $374,000, principally in connection with the financing obtained during 2004, Net income applicable to common shareholders for the year ended December 31, 2004 is expected to be approximately $292,000, compared to $815,000 for 2003.

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Looking forward to the Company's  performance in 2005, SDGL said that it expects to continue  the current  positive  trend  revenue  growth.  SDGL stated that it
anticipates   additional   contribution  to  revenue  from  its  newly  acquired
subsidiary companies, Gallant IT Group and Innospective Sdn Bhd, and accelerated performance on existing contracts secured by SDA Malaysia with the assistance of Innospective. The Company said that as a result of its recent investment in Gallant, one of Malaysia's largest Apple resellers, it expects to benefit from the recent launch of new Apple products, including the iPod Shuffle and Mac Mini.

"Management is very encouraged by our preliminary estimates for revenue and earnings," said Chairman and CEO Patrick Lim. "We continue to see growth in our existing businesses and our acquisitions have begun to have a significant positive impact on revenues. While the level of activity related to acquisitions and our financing activities have increased our expenses substantially, we view these costs as a necessary component of our longer-term efforts to develop the businesses of SDGL and to secure viable positions in new lines of business that are important to the future of the Company."

SDGL cautions that its anticipated results are preliminary, based on the best information currently available to it, and are subject to customary year-end audit procedures.

About Secured Digital Applications:

Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries (the Group) are involved in the development, integration and provision of secured shipping and supply chain management service, sale of biometrics security systems, development of Web based interactive multimedia content. The Group is also involved in systems integration, servicing of computers, the sale of the EyStar SmartHome Console, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

Safe Harbor Statement:

Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with

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the Securities and Exchange Commission.  Investors should carefully consider the preceding information before making an investment in the common stock of the Company.


L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

Contact

Valerie Looi
Secured Digital Applications, Inc.
Phone: 011 (603) 7955 4582
e-mail: valerie.looi@digitalapps.net

Leonardo Zangani / Carl Moebis
LG Zangani LLC
Phone: (908) 788 9660
e-mail: office@zangani.com


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